Woodward Reports Fourth Quarter and Fiscal Year 2013 Results

FORT COLLINS, CO -- (Marketwired - November 12, 2013) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its fourth quarter and fiscal year 2013. (All per share amounts are presented on a fully diluted basis.)

Fourth Quarter Fiscal 2013 Highlights

  Net sales for the fourth quarter of 2013 were $558.4 million, including the Duarte business acquisition, compared to $528.7 million in the fourth quarter of last year, an increase of 6 percent.
  Earnings per share were $0.76 in the fourth quarter of 2013, compared to $0.66 in the fourth quarter of last year, an increase of 15 percent.
  Total EBIT(1) for the quarter was $81.6 million, compared to $72.4 million in the fourth quarter of the prior year, an increase of 13 percent.
  Free cash flow(1) for the full year 2013 was $81.0 million, compared to $79.2 million for the prior year, including an increase of $76.7 million in capital expenditures.

"Our continued focus on earnings and operational improvement opportunities delivered a strong fourth quarter, in line with our expectations," said Thomas A. Gendron, Chairman and Chief Executive Officer.

Net sales for the 2013 fourth quarter were $558.4 million, compared to $528.7 million for the 2012 fourth quarter, an increase of 6 percent. Organic net sales, which excludes the Duarte business, were $516.9 million for the 2013 fourth quarter, a decrease of 2 percent, primarily due to a significant decrease in wind turbine converter sales and lower OEM defense sales, partially offset by strong defense aftermarket sales.

EBIT was $81.6 million for the fourth quarter of 2013, compared to $72.4 million for the fourth quarter of 2012, an increase of 13 percent. The current quarter EBIT was primarily impacted by favorable product price and mix and lower research and development expense, partially offset by increased variable compensation expense.

Net earnings for the 2013 fourth quarter were $52.5 million, or $0.76 per share, compared to $46.1 million, or $0.66 per share, in the 2012 fourth quarter.

Quarterly Segment Results

Aerospace
Aerospace net sales for the fourth quarter of fiscal 2013 were $307.4 million, an increase of 16 percent from $264.0 million for the fourth quarter a year ago. Organic net sales for Aerospace were $265.9 million, a slight increase from the prior year fourth quarter. Segment earnings for the fourth quarter of 2013 were $54.4 million, compared to $47.9 million for the same quarter a year ago, an increase of 13 percent. Segment earnings as a percent of segment net sales were 17.7 percent this quarter, compared to 18.1 percent in the same quarter of the prior year.
The organic sales increase was due to strong defense aftermarket sales, partially offset by lower OEM defense sales. Segment earnings were positively impacted by favorable product pricing and mix and lower investments in research and development, partially offset by higher variable compensation expense.

Energy
Energy net sales for the fourth quarter of 2013 were $251.0 million, a decrease of 5 percent from $264.7 million for last year's fourth quarter. Segment earnings for the fourth quarter of 2013 were $38.4 million, compared to $34.2 million for last year's fourth quarter. Segment earnings as a percent of segment net sales were 15.3 percent this quarter compared to 12.9 percent in the same quarter of the prior year.

Wind turbine converter sales for the fourth quarter of 2013 declined approximately $13.0 million compared to the same period last year. Additionally, softness in other reciprocating engine and industrial turbine systems sales was partially offset by strong sales of compressed natural gas systems and aero-derivative gas turbine systems. Segment earnings were primarily impacted by favorable product pricing and mix and lower research and development expense, partially offset by the decreased wind turbine converter sales volume and higher variable compensation expense.

Nonsegment
Nonsegment expenses totaled $11.1 million for the fourth quarter of 2013, compared to $9.7 million for the same quarter last year. Nonsegment expenses were 2.0 percent of consolidated net sales for the fourth quarter of 2013, a slight increase from 1.8 percent for the same quarter of the prior year.

Full Year 2013 Results
Net sales for fiscal 2013 were $1,936.0 million, an increase of 4 percent from $1,865.6 million from last year. Organic sales were $1,824.7 million for 2013, a decrease of 2 percent over the prior year. Renewable power systems sales decreased approximately $95 million in 2013 compared to 2012. Net earnings for 2013 were $145.9 million, or $2.10 per share, compared with $141.6 million, or $2.01 per share, last year. Net earnings for 2013 included specific charges related to the renewable power business totaling $0.17 per share and a favorable $0.07 per share impact of the 2012 portion of the retroactive reinstatement of the U.S. research and experimentation credit.

Fiscal year 2013 EBIT was $226.0 million, including specific charges totaling $15.7 million related to the renewable power business, compared to $223.3 million in the same period of the prior year, a slight increase.

Cash Flow and Financial Position
Net cash generated from operating activities was $222.6 million for fiscal 2013, a 54 percent increase compared to $144.1 million for the prior year, primarily the result of improved working capital management and timing of sales during the year. Free cash flow was $81.0 million for 2013, largely consistent with $79.2 million for the prior year. Payments for property, plant, and equipment for 2013 were $141.6 million, compared with $64.9 million for the prior year. Share repurchases totaled $45.8 million for 2013, compared to $44.1 million for the prior year.

Total debt was $550.0 million at September 30, 2013, compared to $392.2 million at September 30, 2012. The ratio of debt to debt-plus-equity was 32.5 percent at September 30, 2013, compared to 28.0 percent at September 30, 2012.

The effective tax rate for fiscal 2013 was 26.9 percent, compared to 28.4 percent for the prior year. The decrease in income tax rate was primarily due to the favorable impact of the reinstatement of the research and experimentation tax credit.

Outlook
"For the coming year, we expect growth in certain of our markets to be generally offset by weakness in others, reflecting continuing economic and political uncertainties. Our plan is to remain focused on execution and operational excellence throughout Woodward to drive further margin improvements and market share gains," said Mr. Gendron. "For fiscal 2014, we expect our sales to be between $1.95 and $2.05 billion, and earnings per share to be between $2.10 and $2.30 per share."

(1)Non- U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Conference Call
Woodward will hold an investor conference call at 4:30 p.m. EST, November 12, 2013 to provide an overview of the financial performance for the fourth quarter and fiscal year 2013, business highlights, and outlook for fiscal 2014. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-793-1344 (domestic) or 1-703-639-1315 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1626043. An audio replay will be available by telephone from 7:30 p.m. EST on November 12, 2013 until 11:59 p.m. EST on November 26, 2013. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1626043.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, our significant customers; the continued global economic uncertainty and instability in the financial markets; Woodward's ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward's long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward's ability to implement and realize the intended effects of restructuring and alignment efforts; Woodward's ability to successfully manage competitive factors, including prices, promotional incentives, industry consolidation, and commodity and other input cost increases; Woodward's ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward's subcontractors and suppliers to meet their obligations; Woodward's ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements and ability to operate its business, pursue its business strategies and incur additional debt in light of restrictive covenants in its outstanding debt agreements; risks related to U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; reductions in defense sales due to a decrease in the amount of U.S. Federal defense spending; changes in government spending patterns and/or priorities; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future subsidiary results; environmental liabilities; Woodward's continued access to a stable workforce and favorable labor relations; physical and other risks related to Woodward's operations and suppliers, including natural disasters, which could disrupt production; Woodward's ability to successfully manage regulatory, tax and legal matters; risks from operating internationally including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses; information systems interruptions or intrusions; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2013 which we expect to file shortly.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                         Three-Months Ended              Year Ended
                            September 30,               September 30,
                     --------------------------  --------------------------
(Unaudited - in
 thousands except
 per share amounts)      2013          2012          2013          2012
                     ------------  ------------  ------------  ------------

Net sales            $    558,365  $    528,697  $  1,935,976  $  1,865,627
                     ------------  ------------  ------------  ------------
Costs and expenses:
  Cost of goods sold      389,116       366,991     1,376,271     1,303,344
  Selling, general,
   and
   administrative
   expenses                47,726        45,527       168,097       164,512
  Research and
   development costs       30,745        36,077       130,250       143,274
  Amortization of
   intangible assets        9,730         8,118        36,979        32,809
  Interest expense          6,507         6,532        26,703        26,003
  Interest income             (68)          (67)         (273)         (542)
  Other (income)
   expense, net              (592)         (366)       (1,622)       (1,580)
                     ------------  ------------  ------------  ------------
Total costs and
 expenses                 483,164       462,812     1,736,405     1,667,820
                     ------------  ------------  ------------  ------------
Earnings before
 income taxes              75,201        65,885       199,571       197,807
Income taxes               22,736        19,765        53,629        56,218
                     ------------  ------------  ------------  ------------
Net earnings         $     52,465  $     46,120  $    145,942  $    141,589
                     ============  ============  ============  ============

Earnings per share
 amounts:
Basic earnings per
 share               $       0.77  $       0.67  $       2.13  $       2.06
Diluted earnings per
 share               $       0.76  $       0.66  $       2.10  $       2.01
                     ============  ============  ============  ============
Weighted average
 common shares
 outstanding:
Basic                      68,056        68,604        68,392        68,880
Diluted                    69,288        69,878        69,602        70,307
                     ============  ============  ============  ============
Cash dividends per
 share paid to
 Woodward common
 stockholders        $       0.08  $       0.08  $       0.32  $       0.31
                     ============  ============  ============  ============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
                                                September 30,  September 30,
(Unaudited - in thousands)                          2013           2012
                                               -------------- --------------

Assets
  Current assets:
    Cash and cash equivalents                  $       48,556 $       61,829
    Accounts receivable                               381,065        354,386
    Inventories                                       431,744        398,229
    Income taxes receivable                            14,071          7,485
    Deferred income tax assets                         43,027         40,277
    Other current assets                               38,650         41,271
                                               -------------- --------------
      Total current assets                            957,113        903,477
  Property, plant, and equipment - net                350,048        234,505
  Goodwill                                            551,624        461,374
  Intangible assets - net                             285,775        235,563
  Deferred income tax assets                           13,926          9,129
  Other assets                                         47,198         15,916
                                               -------------- --------------
Total assets                                   $    2,205,684 $    1,859,964
                                               ============== ==============

Liabilities and stockholders' equity
  Current liabilities:
    Short-term borrowings                      $            - $          329
    Current portion of long-term debt                 100,000          7,500
    Accounts payable                                  145,307        124,914
    Income taxes payable                                7,848         14,141
    Deferred income tax liabilities                       800            800
    Accrued liabilities                               159,141        132,184
                                               -------------- --------------
      Total current liabilities                       413,096        279,868
  Long-term debt, less current portion                450,000        384,375
  Deferred income tax liabilities                     104,533         78,163
  Other liabilities                                    95,510        109,443
                                               -------------- --------------
  Total liabilities                                 1,063,139        851,849
  Stockholders' equity                              1,142,545      1,008,115
                                               -------------- --------------
Total liabilities and stockholders' equity     $    2,205,684 $    1,859,964
                                               ============== ==============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        Year Ended
                                                       September 30,
                                               ----------------------------
(Unaudited - in thousands)                          2013           2012
                                               -------------  -------------
Net cash provided by operating activities      $     222,592  $     144,113
                                               -------------  -------------

Cash flows from investing activities:
Payments for property, plant, and equipment         (141,600)       (64,900)
Business acquisitions, net of cash acquired         (198,860)             -
Proceeds from sale of other assets                       418            283
                                               -------------  -------------
Net cash used in investing activities               (340,042)       (64,617)
                                               -------------  -------------

Cash flows from financing activities:
Cash dividends paid                                  (21,866)       (21,351)
Proceeds from sales of treasury stock                  8,370          6,286
Payments for repurchases of common stock             (45,754)       (44,110)
Excess tax benefits from stock compensation            5,154          3,990
Proceeds from the issuance of long-term debt         200,000              -
Payments of long-term debt                           (41,875)       (33,365)
Borrowings on revolving lines of credit and
 short-term borrowings                               179,072        187,865
Payments on revolving lines of credit and
 short-term borrowings                              (179,484)      (187,591)
Proceeds from cash flow hedge                            507              -
Payment of debt financing costs                       (1,651)        (2,185)
                                               -------------  -------------
Net cash provided by (used in) financing
 activities                                          102,473        (90,461)
                                               -------------  -------------
Effect of exchange rate changes on cash and
 cash equivalents                                      1,704         (1,745)
                                               -------------  -------------
Net change in cash and cash equivalents              (13,273)       (12,710)
Cash and cash equivalents at beginning of
 period                                               61,829         74,539
                                               -------------  -------------
Cash and cash equivalents at end of period     $      48,556  $      61,829
                                               =============  =============

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                               Three-Months Ended          Year Ended
                                  September 30,           September 30,
                             ----------------------  ----------------------
(Unaudited - in thousands)      2013        2012        2013        2012
                             ----------  ----------  ----------  ----------
Net sales:
Aerospace                    $  307,377  $  264,046  $1,061,477  $  896,083
Energy                          250,988     264,651     874,499     969,544
                             ----------  ----------  ----------  ----------
Total consolidated net sales $  558,365  $  528,697  $1,935,976  $1,865,627
                             ==========  ==========  ==========  ==========
Segment earnings*:
Aerospace                    $   54,382  $   47,915  $  166,122  $  130,192
As a percent of segment
 sales                             17.7%       18.1%       15.7%       14.5%
Energy                           38,367      34,177      98,940     126,441
As a percent of segment
 sales                             15.3%       12.9%       11.3%       13.0%
                             ----------  ----------  ----------  ----------
Total segment earnings           92,749      82,092     265,062     256,633
Nonsegment expenses             (11,109)     (9,742)    (39,061)    (33,365)
                             ----------  ----------  ----------  ----------
EBIT                             81,640      72,350     226,001     223,268
Interest expense, net            (6,439)     (6,465)    (26,430)    (25,461)
                             ----------  ----------  ----------  ----------
  Consolidated earnings
   before income taxes       $   75,201  $   65,885  $  199,571  $  197,807
                             ==========  ==========  ==========  ==========

Payments for property, plant
 and equipment               $   63,085  $   20,676  $  141,600  $   64,900
Depreciation expense              8,283       6,629      37,254      35,808
                             ==========  ==========  ==========  ==========

*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
                               Three-Months Ended          Year Ended
                                  September 30,           September 30,
                             ----------------------  ----------------------
(Unaudited - in thousands)      2013        2012        2013        2012
                             ----------  ----------  ----------  ----------
Net earnings                 $   52,465  $   46,120  $  145,942  $  141,589
Income taxes                     22,736      19,765      53,629      56,218
Interest expense                  6,507       6,532      26,703      26,003
Interest income                     (68)        (67)       (273)       (542)
                             ----------  ----------  ----------  ----------
EBIT                             81,640      72,350     226,001     223,268
Amortization of intangible
 assets                           9,730       8,118      36,979      32,809
Depreciation expense              8,283       6,629      37,254      35,808
                             ----------  ----------  ----------  ----------
EBITDA                       $   99,653  $   87,097  $  300,234  $  291,885
                             ==========  ==========  ==========  ==========

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
                               Three-Months Ended          Year Ended
                                  September 30,           September 30,
                             ----------------------  ----------------------
(Unaudited - in thousands)      2013        2012        2013        2012
                             ----------  ----------  ----------  ----------

Net cash provided by
 operating activities        $   89,575  $   80,460  $  222,592  $  144,113
Payments for property,
 plant, and equipment           (63,085)    (20,676)   (141,600)    (64,900)
                             ----------  ----------  ----------  ----------
Free cash flow               $   26,490  $   59,784  $   80,992  $   79,213
                             ==========  ==========  ==========  ==========

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058